Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

Fulton Financial Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to be Paid	Equity	Common Stock, $2.50 par value	457(c)	6,575,491(1)	N/A	$104,879,082(2)	0.0000927	$9,722.29

	Total Offering Amount					$104,879,082		$9,722.29

	Total Fees Previously Paid							$0

	Total Fee Offsets							$0

	Net Fee Due							$9,722.29

(1)

Represents the estimated maximum number of shares of the Registrant’s common stock, par value $2.50 per share, that could be issued to holders of Prudential Bancorp, Inc., or Prudential, in connection with the merger described in the Form S-4 to which this document is an exhibit. This number is based upon (i) 7,776,287 shares of Prudential common stock outstanding as of April 14, 2022 plus 465,176 shares underlying outstanding Prudential stock options which are exercisable or will become exercisable through November 30, 2022) and 4,700 shares of restricted stock that will vest upon closing of the merger, multiplied by (ii) the exchange ratio of 0.7974 shares of the Registrant’s common stock for each share of Prudential common stock. Pursuant to Rule 416, this registration statement also covers additional shares that may be issued as a result of stock splits, stock dividends or similar transactions. In the event the number of shares of common stock required to be issued to consummate the merger described herein is increased after the date this registration statement is declared effective, the Registrant will register such additional shares in accordance with Rule 413 under the Securities Act of 1933, as amended (the “Securities Act”), by filing a registration statement pursuant to Rule 462(b) or Rule 429 under the Securities Act, as applicable, with respect to such additional shares.

(2)

Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act, and calculated in accordance with Rules 457(c) and 457(f) promulgated thereunder based on the market value of Prudential common shares expected to be exchanged for Registrant common stock in connection with the merger as established by the average of the high and low sales prices of Prudential common stock on the NASDAQ Global Market on April 14, 2022, of $15.95, less the estimated cash consideration to be paid in the merger in the amount of $3.65 times the number of shares of Prudential common stock outstanding as identified in footnote 1 above.